Exhibit 5.1

February 15, 2013

Team Health Holdings, Inc.

265 Brookview Way, Suite 400

Knoxville, Tennessee 37919

Ladies and Gentlemen:

We have acted as counsel to Team Health Holdings, Inc., a Delaware corporation (the “Company”), in connection with the sale by Ensemble Parent LLC and certain officers and directors (collectively, the “Selling Shareholders”) of the Company of 9,633,107 shares of Common Stock (the “Shares”) pursuant to the Underwriting Agreement dated February 12, 2013, entered into by and among the Company, the Selling Shareholders, Barclays Capital Inc. and Citigroup Global Market Inc. (the “Underwriting Agreement”).

We have examined the Registration Statement on Form S-3 (File No. 333-182406) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); and the Underwriting Agreement. We also have examined the originals, or duplicates, or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Team Health Holdings, Inc.	2	February 15, 2013

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement and to the use of our name under the caption “Validity of Common Stock” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP